Exhibit 10.11

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES STATUTE OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

SECURED PROMISSORY NOTE

$1,300,000.00	Long Beach, California March 13, 2013

This SECURED PROMISSORY NOTE (this “Note”) is issued pursuant to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and between Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), and Targeted Growth, Inc., a Washington corporation (the “Holder”).  The payment of the principal sum of this Note, including interest accrued thereon, is secured pursuant to the terms of that certain Security Agreement dated as of the date hereof (the “Security Agreement”), by and between the Company and the Holder.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Purchase Agreement.

1.           Principal and Interest.  The Company, for value received, hereby promises to pay to the order of the Holder, in lawful money of the United States in immediately available funds, the principal amount of One Million, Three Hundred Thousand Dollars ($1,300,000.00), together with simple interest accrued on the unpaid principal of this Note at the rate of ten percent (10.0%) per annum commencing on the date hereof, payable upon the earlier of the following: (a) to the extent of 35.1% of, and on the third business day after, the receipt by the Company of any Qualified Funding; or (b) September 13, 2014 (the “Maturity Date”).  The term “Qualified Funding” means all equity funding in excess of the $800,000, in the aggregate, received by the Company, its subsidiary or an affiliate after the date hereof for its Camelina business.  Notwithstanding the foregoing, in the event any payment is not made by the Company to the Holder within five (5) days of when due hereunder, then, in such case, the unpaid principal balance of this Note shall bear interest at the rate of eighteen percent (18.00%) per annum from the date on which any such payment is due in accordance with the terms hereof until the date on which all past due and then due and unpaid payments are paid.

2.           Payment and Recourse Limitation.  This Note is full recourse to the Company, provided, however that if this Note has not been paid in full prior to the Maturity Date, or if this Note becomes payable as a result of an Acceleration Event, Holder may not seize or take any action to collect any amounts due and owing under this Note against any of the Company’s assets (including its cash) related to a line of business other than the business of developing intellectual property and managing farming activities for the development of Camelina sativa used for biofuels feedstock.  The Camelina Assets and cash derived from the Camelina Assets and the Camelina sativa business will be available to pay this Note. The term “Camelina Assets” means (i) all of the tangible assets acquired by the Company under the Purchase Agreement and all proceeds derived therefrom and still owned by the Company, and (ii) all of the tangible properties and other tangible assets hereafter acquired or developed by the Company or any of its subsidiaries related to the development or commercialization of Camelina sativa as a biofuels feedstock (including cash on hand generated from such sources).  All payments shall be applied first to the payment of accrued interest, second, at the option of Holder, to the payment of attorneys’ fees and collection costs, and third to reduction of the then unpaid principal balance of this Note.

3.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered as described in the Notices section of the Purchase Agreement and to the appropriate addresses listed therein.

4.           Acceleration.  If any of the following events (each an “Acceleration Event”) shall occur prior to September 13, 2014 for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)           an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or the Company shall commence any case or proceeding or take any other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction (federal, state or otherwise), domestic or foreign, now or hereafter existing; or if the Company shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or if the Company shall make an assignment for the benefit of creditors; of if the Company shall admit in writing the inability to, pay its debts as they become due;

(ii)           any case, proceeding or other action against the Company shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangements, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction (federal, state or otherwise), domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Company or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company; and if in each such case such conditions shall continue for a period of ninety (90) days undismissed, undischarged or unbonded;

(iii)           any sale of all or substantially all of the Company’s assets (whether in a single transaction or a series of related transactions), or a restructuring, recapitalization, merger, consolidation or reorganization of the Company with or into another company through one or a series of related transactions in which the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity immediately after the transaction, other than a transaction the primary purpose of which is to raise capital;

(iv)           any default by the Company of any material obligation under the Purchase Agreement or the Security Agreement, which default is not cured within 30-days of the date that the Company first becomes aware of such default; or

(v)           the Company fails to make any payment on this Note within five (5) days of the scheduled payment date, and such payment default is not cured by the Company within 10 days of its receipt of a notice of such payment default from the Holder;

then this Note shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any action or proceeding under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable domestic or foreign federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and, subject to Section 2 above, the Company shall forthwith upon any such acceleration pay to the Holder the entire principal of and interest accrued on the Note.

5.           Cumulative Remedies.  The rights and remedies of Holder under this Note, the Security Agreement, at law or in equity, shall be cumulative and concurrent, may be pursued singly, successively or together against the Company.

6.           Waivers and Amendments; No Assignment.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.  No extension of the time for payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note, either in whole or in part, unless Holder agrees otherwise in writing.  None of the terms or provisions of this Note may be waived, amended, or otherwise modified except by a written instrument executed by the party against whom enforcement is sought.

7.           Transfer; Obligations Binding on Successors.  The Company may not transfer any of its rights, duties, or obligations under this Note without the prior written consent of Holder.  Holder may pledge, hypothecate, encumber or use this Note as collateral to secure an obligation of Holder at any time without Company’s consent.  The Holder may not otherwise assign or transfer this Note to any third party in whole or in part without the prior written consent of the Company, which consent may not be unreasonably withheld.  This Note, and the duties set forth in the Note, shall bind the Company and its successors and assigns.

8.           Governing Law.  This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

9.           Prepayment.  The Company may prepay all or any portion of the principal of, or accrued interest on, this Note at any time or from time to time without premium or penalty.  Any partial prepayment shall first be applied to accrued and unpaid interest on this Note being prepaid and then to the principal balance of this Note.

10.           Miscellaneous.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.  Time is of the essence of this Note and of the payments and performances under this Note.

11.           Fees and Expenses.  The Company shall pay all reasonable costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s enforcement of rights under this Note or under the Security Agreement, including costs of collection, court costs and reasonable attorneys’ fees and expenses. Any such costs and expenses shall be paid by the Company within 30 days of its receipt of written notice thereof from the Holder. Any such costs and expenses not paid by the Company shall be added to the principal obligations owed by the Company to the Holder under this Note.

Global Clean Energy Holdings, Inc., a Delaware corporation By: /s/ Richard Palmer Name: Richard Palmer Title: Chief Executive Officer

4849-9268-2003.05
64774.00001